Exhibit (17)(e)

Schedule of investments

October 31, 2010

Legg Mason ClearBridge Dividend Strategy Fund

Security	Shares	Value
Common Stocks — 95.8%
Consumer Discretionary — 7.5%
Hotels, Restaurants & Leisure — 1.7%
McDonald’s Corp.	405,500	$31,535,735
Household Durables — 0.5%
Leggett & Platt Inc.	403,420	8,221,700
Leisure Equipment & Products — 0.6%
Mattel Inc.	496,161	11,575,436
Media — 2.5%
Comcast Corp., Special Class A Shares	649,770	12,560,054
Reed Elsevier PLC	924,180	7,922,605
Time Warner Inc.	775,000	25,195,250
Total Media		45,677,909
Specialty Retail — 2.2%
Gap Inc.	445,380	8,466,674
Home Depot Inc.	1,032,990	31,898,731
Total Specialty Retail		40,365,405
Total Consumer Discretionary		137,376,185
Consumer Staples — 15.4%
Beverages — 2.1%
Coca-Cola Co.	400,000	24,528,000
PepsiCo Inc.	220,000	14,366,000
Total Beverages		38,894,000
Food & Staples Retailing — 3.1%
Safeway Inc.	1,144,570	26,210,653
Wal-Mart Stores Inc.	546,700	29,614,739
Total Food & Staples Retailing		55,825,392
Food Products — 5.5%
General Mills Inc.	612,000	22,974,480
H.J. Heinz Co.	740,000	36,341,400
Kraft Foods Inc., Class A Shares	533,000	17,199,910
Unilever PLC, ADR	821,120	23,828,902
Total Food Products		100,344,692
Household Products — 4.7%
Colgate-Palmolive Co.	200,000	15,424,000
Kimberly-Clark Corp.	325,000	20,585,500
Procter & Gamble Co.	785,050	49,905,629
Total Household Products		85,915,129
Total Consumer Staples		280,979,213
Energy — 11.1%
Energy Equipment & Services — 2.7%
Baker Hughes Inc.	294,010	13,621,483
Diamond Offshore Drilling Inc.	90,000	5,954,400
Halliburton Co.	298,030	9,495,236
Schlumberger Ltd.	277,750	19,411,947
Total Energy Equipment & Services		48,483,066

See Notes to Financial Statements.

Schedule of investments (cont’d)

October 31, 2010

Legg Mason ClearBridge Dividend Strategy Fund

Security	Shares	Value
Oil, Gas & Consumable Fuels — 8.4%
Chevron Corp.	371,999	$30,730,837
ConocoPhillips	167,800	9,967,320
Exxon Mobil Corp.	880,299	58,513,475
Southern Union Co.	1,000,000	25,130,000
Spectra Energy Corp.	570,000	13,548,900
Total SA, ADR	275,000	14,982,000
Total Oil, Gas & Consumable Fuels		152,872,532
Total Energy		201,355,598
Financials — 15.0%
Capital Markets — 2.8%
BlackRock Inc.	60,000	10,259,400
Charles Schwab Corp.	537,000	8,269,800
Franklin Resources Inc.	108,040	12,392,188
Morgan Stanley	802,500	19,958,175
Total Capital Markets		50,879,563
Commercial Banks — 0.5%
KeyCorp	1,108,360	9,077,468
Diversified Financial Services — 2.5%
Bank of America Corp.	689,290	7,885,478
JPMorgan Chase & Co.	992,597	37,351,425
Total Diversified Financial Services		45,236,903
Insurance — 4.4%
Allied World Assurance Holdings Ltd.	282,880	16,183,565
Chubb Corp.	460,964	26,745,131
Fidelity National Financial Inc., Class A Shares	139,965	1,874,132
Travelers Cos. Inc.	650,000	35,880,000
Total Insurance		80,682,828
Real Estate Investment Trusts (REITs) — 4.8%
Annaly Capital Management Inc.	1,662,170	29,437,031
AvalonBay Communities Inc.	118,860	12,636,007
Boston Properties Inc.	137,660	11,864,915
Chimera Investment Corp.	2,350,000	9,635,000
Simon Property Group Inc.	109,770	10,540,115
Weyerhaeuser Co.	785,233	12,736,479
Total Real Estate Investment Trusts (REITs)		86,849,547
Total Financials		272,726,309
Health Care — 10.0%
Health Care Equipment & Supplies — 0.9%
Baxter International Inc.	328,852	16,738,567
Pharmaceuticals — 9.1%
Abbott Laboratories	365,000	18,731,800
Bristol-Myers Squibb Co.	670,000	18,023,000
GlaxoSmithKline PLC, ADR	283,530	11,069,011
Johnson & Johnson	823,327	52,421,230
Merck & Co. Inc.	809,136	29,355,454
Novartis AG, ADR	489,060	28,341,027
Roche Holding AG, ADR	189,540	6,965,595
Total Pharmaceuticals		164,907,117
Total Health Care		181,645,684

See Notes to Financial Statements.

Legg Mason ClearBridge Dividend Strategy Fund

Security	Shares	Value
Industrials — 13.5%
Aerospace & Defense — 5.0%
Boeing Co.	126,860	$8,961,391
Honeywell International Inc.	767,312	36,148,068
Lockheed Martin Corp.	200,000	14,258,000
Northrop Grumman Corp.	278,310	17,591,975
Raytheon Co.	325,000	14,976,000
Total Aerospace & Defense		91,935,434
Air Freight & Logistics — 0.5%
United Parcel Service Inc., Class B Shares	125,000	8,417,500
Commercial Services & Supplies — 1.9%
Waste Management Inc.	985,000	35,184,200
Electrical Equipment — 1.6%
Emerson Electric Co.	535,744	29,412,345
Industrial Conglomerates — 2.1%
3M Co.	160,000	13,475,200
General Electric Co.	850,000	13,617,000
United Technologies Corp.	145,000	10,841,650
Total Industrial Conglomerates		37,933,850
Machinery — 2.4%
Deere & Co.	291,310	22,372,608
Dover Corp.	198,830	10,557,873
Parker Hannifin Corp.	144,220	11,040,041
Total Machinery		43,970,522
Total Industrials		246,853,851
Information Technology — 13.4%
Communications Equipment — 0.9%
Telefonaktiebolaget LM Ericsson, ADR	1,551,260	17,048,348
IT Services — 2.7%
Automatic Data Processing Inc.	550,000	24,431,000
International Business Machines Corp.	175,000	25,130,000
Total IT Services		49,561,000
Semiconductors & Semiconductor Equipment — 6.5%
Applied Materials Inc.	1,601,020	19,788,607
Intel Corp.	925,000	18,564,750
Linear Technology Corp.	717,430	23,122,769
Microchip Technology Inc.	1,004,440	32,322,879
Texas Instruments Inc.	823,470	24,350,008
Total Semiconductors & Semiconductor Equipment		118,149,013
Software — 3.3%
Microsoft Corp.	2,253,855	60,042,697
Total Information Technology		244,801,058
Materials — 4.0%
Chemicals — 2.3%
Air Products & Chemicals Inc.	100,000	8,497,000
E.I. du Pont de Nemours & Co.	335,000	15,838,800
PPG Industries Inc.	226,240	17,352,608
Total Chemicals		41,688,408

See Notes to Financial Statements.

Schedule of investments (cont’d)

October 31, 2010

Legg Mason ClearBridge Dividend Strategy Fund

Security			Shares	Value
Metals & Mining — 1.7%
BHP Billiton Ltd., ADR			105,810	$8,738,848
Nucor Corp.			300,440	11,482,817
United States Steel Corp.			265,840	11,375,293
Total Metals & Mining				31,596,958
Total Materials				73,285,366
Telecommunication Services — 5.1%
Diversified Telecommunication Services — 3.2%
AT&T Inc.			1,334,420	38,030,970
Verizon Communications Inc.			370,000	12,013,900
Windstream Corp.			635,000	8,039,100
Total Diversified Telecommunication Services				58,083,970
Wireless Telecommunication Services — 1.9%
Vodafone Group PLC, ADR			1,283,798	35,317,283
Total Telecommunication Services				93,401,253
Utilities — 0.8%
Electric Utilities — 0.8%
American Electric Power Co. Inc.			34,140	1,278,202
Exelon Corp.			104,000	4,245,280
NextEra Energy Inc.			175,000	9,632,000
Total Utilities				15,155,482
Total Investments before Short-Term Investments (Cost — $1,403,843,807)				1,747,579,999

	Rate	Maturity Date	Face Amount
Short-Term Investments — 4.2%
Repurchase Agreements — 4.2%
Interest in $350,035,000 joint tri-party repurchase agreement dated 10/29/10 with RBS Securities Inc.; Proceeds at maturity — $71,368,368; (Fully collateralized by U.S. government obligations, 1.500% to 4.500% due 12/31/13 to 2/15/36; Market value — $72,794,553)	0.230%	11/1/10	$71,367,000	71,367,000
Interest in $79,929,000 joint tri-party repurchase agreement dated 10/29/10 with Barclays Capital Inc.; Proceeds at maturity — $5,510,101; (Fully collateralized by U.S. government obligations, 1.375% due 1/15/13; Market value — $5,620,205)	0.220%	11/1/10	5,510,000	5,510,000
Total Short-Term Investments (Cost — $76,877,000)				76,877,000
Total Investments — 100.0% (Cost — $1,480,720,807#)				1,824,456,999
Liabilities in Excess of Other Assets — 0.0%				(809,180)
TOTAL NET ASSETS — 100.0%				$1,823,647,819

#	Aggregate cost for federal income tax purposes is $1,486,583,966.

Abbreviation used in this schedule:

ADR — American Depositary Receipt

See Notes to Financial Statements.

Statement of assets and liabilities

October 31, 2010

Assets:
Investments, at value (Cost — $1,480,720,807)	$1,824,456,999
Foreign currency, at value (Cost — $2)	2
Cash	696
Dividends and interest receivable	2,957,257
Receivable for Fund shares sold	592,484
Prepaid expenses	62,602
Total Assets	1,828,070,040

Liabilities:
Payable for securities purchased	1,549,985
Payable for Fund shares repurchased	1,137,310
Investment management fee payable	802,860
Distribution fees payable	186,690
Trustees’ fees payable	18,689
Accrued expenses	726,687
Total Liabilities	4,422,221
Total Net Assets	$1,823,647,819

Net Assets:
Par value (Note 7)	$1,172
Paid-in capital in excess of par value	1,584,719,196
Undistributed net investment income	703,734
Accumulated net realized loss on investments and foreign currency transactions	(105,512,475)
Net unrealized appreciation on investments and foreign currencies	343,736,192
Total Net Assets	$1,823,647,819

Shares Outstanding:
Class 1	79,314,020
Class A	30,132,274
Class B	6,344,043
Class C	1,064,820
Class I	346,669

Net Asset Value:
Class 1 (and redemption price)	$15.76
Class A (and redemption price)	$15.31
Class B*	$14.25
Class C*	$15.28
Class I (and redemption price)	$15.26
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$16.24

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statement of operations

For the Year Ended October 31, 2010

Investment Income:
Dividends	$64,999,295
Interest	116,555
Less: Foreign taxes withheld	(480,071)
Total Investment Income	64,635,779

Expenses:
Investment management fee (Note 2)	11,285,382
Transfer agent fees (Note 5)	6,759,350
Distribution fees (Notes 2 and 5)	2,186,298
Shareholder reports	263,402
Trustees’ fees	162,963
Legal fees	95,582
Registration fees	77,694
Audit and tax	42,306
Custody fees	34,545
Insurance	27,840
Miscellaneous expenses	21,924
Total Expenses	20,957,286
Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(1,588,949)
Net Expenses	19,368,337
Net Investment Income	45,267,442

Realized and Unrealized Gain (Loss) on Investments and Foreign Currency Transactions (Notes 1 and 3):
Net Realized Gain (Loss) From:
Investment transactions	11,857,164
Foreign currency transactions	(12,771)
Net Realized Gain	11,844,393
Change in Net Unrealized Appreciation (Depreciation) from Investments	172,404,795
Net Gain on Investments and Foreign Currency Transactions	184,249,188
Proceeds from Settlement of a Regulatory Matter (Note 9)	119,861
Increase in Net Assets from Operations	$229,636,491

See Notes to Financial Statements.

Statements of changes in net assets

For the Years Ended October 31,	2010	2009

Operations:
Net investment income	$45,267,442	$41,111,932
Net realized gain (loss)	11,844,393	(84,297,489)
Change in net unrealized appreciation (depreciation)	172,404,795	182,400,880
Proceeds from settlement of a regulatory matter (Note 9)	119,861	—
Increase in Net Assets From Operations	229,636,491	139,215,323

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(45,370,087)	(41,548,084)
Decrease in Net Assets From Distributions to Shareholders	(45,370,087)	(41,548,084)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	96,174,909	98,858,732
Reinvestment of distributions	45,288,282	41,446,426
Cost of shares repurchased	(239,666,274)	(242,003,797)
Decrease in Net Assets From Fund Share Transactions	(98,203,083)	(101,698,639)
Increase (Decrease) in Net Assets	86,063,321	(4,031,400)

Net Assets:
Beginning of year	1,737,584,498	1,741,615,898
End of year*	$1,823,647,819	$1,737,584,498
* Includes undistributed net investment income of:	$703,734	$699,289

See Notes to Financial Statements.

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31:

Class 1 Shares[1]	2010	2009	2008	2007	2006

Net asset value, beginning of year	$14.22	$13.35	$19.71	$18.42	$16.90

Income (loss) from operations:

Net investment income	0.40	0.34	0.39	0.37	0.34
Net realized and unrealized gain (loss)	1.54	0.87	(5.63)	1.94	2.37
Total income (loss) from operations	1.94	1.21	(5.24)	2.31	2.71

Less distributions from:

Net investment income	(0.40)	(0.34)	(0.39)	(0.37)	(0.35)
Net realized gains	—	—	(0.73)	(0.65)	(0.84)
Total distributions	(0.40)	(0.34)	(1.12)	(1.02)	(1.19)

Net asset value, end of year	$15.76	$14.22	$13.35	$19.71	$18.42
Total return[2]	13.81%	9.45%	(27.97)%	13.05%	16.92%

Net assets, end of year (millions)	$1,250	$1,225	$1,268	$2,025	$2,032

Ratios to average net assets:

Gross expenses	0.94%	0.98%	0.86%	0.86%[3]	0.88%
Net expenses	0.94 [4]	0.97 [4,5]	0.86 [4]	0.86 [3,4,5]	0.85 [5]
Net investment income	2.66	2.70	2.33	1.96	2.00

Portfolio turnover rate	14%	27%	31%	19%	21%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.85%.

[4]

As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class 1 shares did not exceed the total net annual operating expenses of Class A shares less the 12b-1 differential of 0.25%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31:

Class A Shares[1]	2010	2009	2008	2007	2006

Net asset value, beginning of year	$13.82	$12.98	$19.19	$17.97	$16.52

Income (loss) from operations:

Net investment income	0.35	0.30	0.32	0.29	0.27
Net realized and unrealized gain (loss)	1.49	0.85	(5.48)	1.89	2.32
Total income (loss) from operations	1.84	1.15	(5.16)	2.18	2.59

Less distributions from:

Net investment income	(0.35)	(0.31)	(0.32)	(0.31)	(0.30)
Net realized gains	—	—	(0.73)	(0.65)	(0.84)
Total distributions	(0.35)	(0.31)	(1.05)	(0.96)	(1.14)

Net asset value, end of year	$15.31	$13.82	$12.98	$19.19	$17.97
Total return[2]	13.49%	9.16%	(28.23)%	12.58%	16.50%

Net assets, end of year (millions)	$462	$398	$346	$461	$395

Ratios to average net assets:

Gross expenses	1.56%	1.73%	1.64%	1.36%[3]	1.43%
Net expenses[4,5]	1.25	1.25	1.25	1.20 [3]	1.24
Net investment income	2.35	2.40	1.94	1.59	1.62

Portfolio turnover rate	14%	27%	31%	19%	21%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.34% and 1.19%, respectively.

[4]	Reflects fee waivers and/or expense reimbursements.
[5]

As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class A shares did not exceed 1.25%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31:

Class B Shares[1]	2010	2009	2008	2007	2006

Net asset value, beginning of year	$12.89	$12.13	$18.01	$16.92	$15.62

Income (loss) from operations:

Net investment income	0.22	0.19	0.19	0.15	0.14
Net realized and unrealized gain (loss)	1.39	0.79	(5.13)	1.77	2.18
Proceeds from settlement of a regulatory matter	0.01	—	—	—	—
Total income (loss) from operations	1.62	0.98	(4.94)	1.92	2.32

Less distributions from:

Net investment income	(0.26)	(0.22)	(0.21)	(0.18)	(0.18)
Net realized gains	—	—	(0.73)	(0.65)	(0.84)
Total distributions	(0.26)	(0.22)	(0.94)	(0.83)	(1.02)

Net asset value, end of year	$14.25	$12.89	$12.13	$18.01	$16.92
Total return[2]	12.72%[3]	8.32%	(28.78)%	11.76%	15.61%

Net assets, end of year (millions)	$91	$102	$120	$221	$250

Ratios to average net assets:

Gross expenses	2.25%	2.31%	2.14%	2.14%[4]	2.23%
Net expenses[5,6]	2.00	2.00	2.00	1.96 [4]	1.96
Net investment income	1.59	1.69	1.20	0.87	0.90

Portfolio turnover rate	14%	27%	31%	19%	21%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 12.64% (Note 9).
[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 2.13% and 1.94%, respectively.

[5]	Reflects fee waivers and/or expense reimbursements.
[6]

As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class B shares did not exceed 2.00%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31:

Class C Shares[1]	2010	2009	2008	2007	2006

Net asset value, beginning of year	$13.79	$12.96	$19.17	$17.95	$16.48

Income (loss) from operations:

Net investment income	0.26	0.23	0.25	0.21	0.20
Net realized and unrealized gain (loss)	1.49	0.84	(5.47)	1.88	2.30
Proceeds from settlement of a regulatory matter	0.01	—	—	—	—
Total income (loss) from operations	1.76	1.07	(5.22)	2.09	2.50

Less distributions from:

Net investment income	(0.27)	(0.24)	(0.26)	(0.22)	(0.19)
Net realized gains	—	—	(0.73)	(0.65)	(0.84)
Total distributions	(0.27)	(0.24)	(0.99)	(0.87)	(1.03)

Net asset value, end of year	$15.28	$13.79	$12.96	$19.17	$17.95
Total return[2]	12.91%[3]	8.55%	(28.55)%	12.07%	15.94%

Net assets, end of year (millions)	$16	$10	$7	$12	$11

Ratios to average net assets:

Gross expenses	1.83%	1.78%	1.67%	1.68%[4]	1.73%
Net expenses	1.83 [5]	1.78 [5,6]	1.67	1.67 [4,6]	1.69 [6]
Net investment income	1.76	1.85	1.52	1.13	1.18

Portfolio turnover rate	14%	27%	31%	19%	21%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 12.84% (Note 9).
[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.66%.

[5]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class C shares will not exceed 2.00%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

[6]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class I Shares[1]	2010	2009	2008[2]

Net asset value, beginning of year	$13.77	$12.94	$16.59

Income (loss) from operations:

Net investment income	0.39	0.35	0.25
Net realized and unrealized gain (loss)	1.50	0.85	(3.58)
Total income (loss) from operations	1.89	1.20	(3.33)

Less distributions from:

Net investment income	(0.40)	(0.37)	(0.32)
Total distributions	(0.40)	(0.37)	(0.32)

Net asset value, end of year	$15.26	$13.77	$12.94
Total return[3]	13.91%	9.68%	(20.40)%

Net assets, end of year (millions)	$5	$3	$1

Ratios to average net assets:

Gross expenses	0.97%	0.87%	0.64%[4]
Net expenses	0.93 [5,6]	0.77 [5,6]	0.64 [4]
Net investment income	2.71	2.83	2.55 [4]

Portfolio turnover rate	14%	27%	31%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period March 5, 2008 (inception date) to October 31, 2008.
[3]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.
[5]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares will not exceed 0.95%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

[6]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason ClearBridge Dividend Strategy Fund (the “Fund”) is a separate diversified investment series of the Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service, which are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†	$1,747,579,999	—	—	$1,747,579,999
Short-term investments†	—	$76,877,000	—	76,877,000
Total investments	$1,747,579,999	$76,877,000	—	$1,824,456,999

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of

Notes to financial statements (cont’d)

the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(e) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs by adjusting related investment cost basis, capital gains and income, as necessary.

(f) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared and paid on a quarterly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of October 31, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(i) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Undistributed Net Investment Income	Accumulated Net Realized Loss
(a)	$(12,771)	$12,771

(a)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated daily and paid monthly, in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1 billion	0.65%
Next $1 billion	0.60
Next $1 billion	0.55
Next $1 billion	0.50
Over $4 billion	0.45

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation arrangement between the Fund and LMPFA, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class A, B, C and I shares did not exceed 1.25%, 2.00%, 2.00% and 0.95%, respectively. The ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class 1 shares did not exceed the total net annual operating expenses of Class A shares less the 12b-1 differential of 0.25%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

During the year ended October 31, 2010, fees waived and/or expenses reimbursed amounted to $1,588,949.

Notes to financial statements (cont’d)

The manager is permitted to recapture amounts previously forgone or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expense incurred. In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended October 31, 2010, LMIS and its affiliates received sales charges of approximately $276,000 on sales of the Fund’s Class A shares. In addition, for the year ended October 31, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$163,000	$3,000

*	Amount represents less than $1,000.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended October 31, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$235,254,482
Sales	315,652,927

At October 31, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$405,452,391
Gross unrealized depreciation	(67,579,358)
Net unrealized appreciation	$337,873,033

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended October 31, 2010, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan, the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

For the year ended October 31, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class 1	—	$3,379,699
Class A	$1,084,088	2,779,305
Class B	974,435	569,696
Class C	127,775	20,869
Class I	—	9,781
Total	$2,186,298	$6,759,350

For the year ended October 31, 2010, waivers and/or reimbursements by class were as follows:

Waivers/ Reimbursements
Class 1	—
Class A	$1,341,391
Class B	246,160
Class C	—
Class I	1,398
Total	$1,588,949

6. Distributions to shareholders by class

	Year Ended October 31, 2010	Year Ended October 31, 2009
Net Investment Income:
Class 1	$32,721,242	$30,771,868
Class A	10,483,589	8,625,066
Class B	1,820,874	1,917,155
Class C	246,400	173,517
Class I	97,982	60,478
Total	$45,370,087	$41,548,084

7. Shares of beneficial interest

At October 31, 2010, the Fund had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended October 31, 2010		Year Ended October 31, 2009
	Shares	Amount	Shares	Amount
Class 1
Shares sold	4	$59	—	—
Shares issued on reinvestment	2,174,146	32,721,252	2,433,945	$30,771,274
Shares repurchased	(9,033,003)	(136,850,977)	(11,241,233)	(139,990,346)
Net decrease	(6,858,853)	$(104,129,666)	(8,807,288)	$(109,219,072)

Class A
Shares sold	5,056,830	$74,602,660	6,632,679	$81,096,945
Shares issued on reinvestment	714,073	10,438,834	693,064	8,539,009
Shares repurchased	(4,444,467)	(65,458,391)	(5,145,899)	(62,946,534)
Net increase	1,326,436	$19,583,103	2,179,844	$26,689,420

Notes to financial statements (cont’d)

	Year Ended October 31, 2010		Year Ended October 31, 2009
	Shares	Amount	Shares	Amount

Class B
Shares sold	728,523	$9,991,484	1,069,345	$12,193,989
Shares issued on reinvestment	133,787	1,817,189	167,385	1,912,543
Shares repurchased	(2,396,373)	(32,929,634)	(3,193,626)	(36,463,309)
Net decrease	(1,534,063)	$(21,120,961)	(1,956,896)	$(22,356,777)

Class C
Shares sold	544,511	$8,055,984	332,636	$4,052,716
Shares issued on reinvestment	16,112	234,744	13,526	165,640
Shares repurchased	(216,118)	(3,169,230)	(187,340)	(2,284,416)
Net increase	344,505	$5,121,498	158,822	$1,933,940

Class I
Shares sold	239,923	$3,524,722	123,887	$1,515,082
Shares issued on reinvestment	5,230	76,263	4,693	57,960
Shares repurchased	(86,300)	(1,258,042)	(26,981)	(319,192)
Net increase	158,853	$2,342,943	101,599	$1,253,850

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal years ended October 31, were as follows:

	2010	2009

Distributions Paid From:
Ordinary income	$45,370,087	$41,548,084

As of October 31, 2010, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$721,908
Capital loss carryforward*	(99,546,069)
Other book/tax temporary differences(a)	(121,421)
Unrealized appreciation (depreciation)(b)	337,873,033
Total accumulated earnings (losses) — net	$238,927,451

*	During the taxable year ended October 31, 2010, the Fund utilized $1,364,186 of its capital loss carryover available from prior years. As of October 31, 2010, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
10/31/2016	$(27,709,296)
10/31/2017	(71,836,773)
$(99,546,069)

These amounts will be available to offset any future taxable capital gains.

(a)

Other book/tax temporary differences are attributable primarily to book/tax differences in the treatment of distributions from real estate investment trusts and book/tax differences in the timing of the deductibility of various expenses.

(b)	The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as subtransfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or subtransfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ Boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Fund has received $18,965, $93,836, $6,839 and $221 for Classes A, B, C and 1, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that

Notes to financial statements (cont’d)

the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

11. Reorganization

The Board of Trustees (the “Board”) of Legg Mason ClearBridge Dividend Strategy Fund (the “Fund”) recently approved a reorganization pursuant to which the Fund’s assets would be acquired, and its liabilities would be assumed, by Legg ClearBridge Equity Income Builder Fund (the “Acquiring Fund”) in exchange for shares of the Acquiring Fund. The Fund would then be liquidated, and shares of the Acquiring Fund would be distributed to Fund shareholders.

Under the reorganization, Fund shareholders would receive shares of the Acquiring Fund with the same aggregate net asset value as their shares of the Fund. It is anticipated that no gain or loss for Federal income tax purposes would be recognized by Fund shareholders as a result of the reorganization.

The reorganization is subject to the satisfaction of certain conditions, including approval by Fund shareholders. Proxy materials describing the reorganization are expected to be mailed in the first quarter of 2011. If the reorganization is approved by Fund shareholders, it is expected to occur in April 2011. Prior to the reorganization, shareholders can continue to purchase, redeem and exchange shares subject to the limitations described in the Fund’s prospectus.

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities of Legg Mason ClearBridge Dividend Strategy Fund, a series of Legg Mason Partners Equity Trust, including the schedule of investments, as of October 31, 2010, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason ClearBridge Dividend Strategy Fund as of October 31, 2010, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 14, 2010